Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement (No. 333-269156) on Form S-3 of ProSomnus, Inc. of our report dated April 14, 2023, with respect to our audit of the consolidated financial statements of ProSomnus, Inc. as of and for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K of ProSomnus, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Portland, Maine

February 2, 2024